EXHIBIT 99.1

ENGlobal Reports First Quarter 2016 Results

HOUSTON, May 10, 2016 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced first quarter results for 2016.

Revenue decreased $8.3 million to $14.8 million from $23.1 million, or a 35.9% decrease for the three months ended March 26, 2016, as compared to the three months ended March 28, 2015. ENGlobal reported a net loss of $0.7 million for the three months ended March 26, 2016, a decrease of $1.3 million from the net income of $0.6 for the three months ended March 28, 2015.  The net loss per diluted share was $0.03 for the three months ended March 26, 2016 compared to net earnings per diluted share of $0.02 for the three months ended March 28, 2015.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions.  Through March 26, 2016, ENGlobal had repurchased approximately 322,588 shares of common stock for $0.3 million under this program.  As of March 26, 2016, the remaining amount authorized for repurchase under this program was $1.7 million.

Management's Assessment

Mark Hess, ENGlobal's Chief Financial Officer stated:  “As previously indicated, our year started slowly and was characterized by lower utilization of the Company’s resources.  However the positives are that the Company has observed an increase in proposal activity and a 37% increase in backlog during the first quarter, centered primarily on downstream and automation related projects.  As work is being initiated on an increased level of backlog, utilization into the second quarter of 2016 has shown improvement.”

Mr. Hess continued, “ENGlobal remains well positioned to successfully navigate through the current industry environment - namely we have maintained a substantial cash balance, had positive cash flow from operations and had no borrowings from our working capital line during the quarter.  We are also active in considering both internal and external opportunities to grow the Company.”

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “One ENGlobal response to the current environment has been to opportunistically invest in our business, primarily through the addition of highly experienced project and business development professionals as they become available.  While there is obviously a short term cost to this strategy, the Company fully expects to benefit over the longer term through an expanded customer base, wider list of offerings and participation in new markets.”

Mr. Coskey continued:  “The early signs regarding the addition of key personnel are encouraging, based on positive trends in both proposal activity and backlog witnessed during the first quarter.  In addition, we have coupled these longer term investments with several prudent short term steps to further reduce operating costs.”

The following is a summary of the income statement for the three months ended March 26, 2016 and March 28, 2015 (in thousands):

(in thousands)	Three months ended March 26, 2016	Three Months ended March 28, 2015

Revenue	$14,812	$23,102
Gross Profit	1,673	4,122
General & Administrative Expenses	3,390	4,004
Operating Income (Loss)	(1,717)	118
Net Income (Loss)	(749)	623

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended March 26, 2016 and March 28, 2015:

(in thousands)	Three months ended March 26, 2016				Three Months ended March 28, 2015

		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$8,527	57.6%	7.4%	(1.6)%	$13,298	60.3%	15.5%	10.0%
Automation	6,285	42.4%	16.5%	4.7%	9,804	39.7%	21.1%	13.9%
Consolidated	$14,812	100.0%	11.3%	(11.6)%	23,102	100.0%	17.8%	0.5%

The following table presents certain balance sheet items as of March 26, 2016 and December 26, 2015:

(in thousands)	As of March 26, 2016	As of December 26, 2015

Cash	$11,785	$7,806
Working capital	23,870	25,554
Credit facility balance	—	—

The Company's Quarterly Report on Form 10-Q for the three months ended March 26, 2016 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day today.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (3) our ability to retain existing customers and attract new customers; (4) our dependence on one or a few customers; (5) the uncertainties related to the US Government’s budgetary process and their effects on our long-term US Government contracts; (6) our ability to attract and retain key professional personnel; (7) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (8) our ability to execute to our internal performance plans to operate profitability and generate positive cash flow from operations; (9) our ability to identify, consummate and integrate potential acquisitions; and (10) our ability to purchase shares under our stock repurchase program due to changes in stock prices and other conditions. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:
Mark Hess
Phone: 281-878-1040
E-mail: IR@ENGlobal.com